Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-221149 on Form S-3 and Nos. 333-213703 and 333-228922 on Forms S-8, of FB Financial Corporation of our report dated March 11, 2021, except for the effects of the adjustments made as a result of the reporting segment change described in Note 21 to the consolidated financial statements, as to which the date is June 7, 2021, with respect to the consolidated financial statements of FB Financial Corporation, appearing in this Current Report on Form 8-K dated June 7, 2021.

Crowe LLP

Franklin, Tennessee
June 7, 2021